EXHIBIT 1

Loan Agreement

This is an agreement between Boston Restaurant Associates, Inc., a Delaware corporation with its headquarters in Saugus, Massachusetts (“Borrower”), and Commerce Bank & Trust Company, a Massachusetts trust company with its headquarters in Worcester, Massachusetts (“Lender”).

1.             Circumstances of the agreement.  Borrower and Lender enter into this agreement in the following circumstances.

A.            Through wholly-owned subsidiaries, Borrower operates a chain of sixteen  restaurants.  Borrower has opened several of the restaurants in recent years, and in certain  cases Borrower has borrowed from a bank a portion of the money needed to build the restaurant.  Borrower’s long-term plan is to open additional restaurants.

B.            Borrower has requested that Lender (1) consolidate Borrower’s existing loans into a single term loan (“Consolidation Loan”) and (2) establish a new credit facility that will finance the build-out costs of new restaurants.  Lender has approved Borrower’s requests on the terms and conditions stated in this agreement and in certain other legal documents signed on this date.

2.             Certain definitions.  The following defined terms are used in this agreement.

A.            “Loan Documents” means this agreement and all other legal documents signed and delivered to Lender by Borrower on or after the date of this agreement in connection with any aspect of the transactions contemplated by this agreement, including without implied limitation (1) the promissory note that evidences the Consolidation Loan, (2) a security agreement, (3) a collateral assignment of a life insurance policy, (4) all future promissory notes that evidence Lender’s future loans to Borrower pursuant to this agreement, and (5) any and all other promissory notes, security agreements, pledge agreements, and collateral assignments, together with all amendments, restatements, modifications, replacements, renewals, supplements, and substitutions.  A list of the Loan Documents as of the date of this agreement is attached to this agreement as Schedule 1.

B.            “Related Documents” means all agreements and all other legal  documents signed and delivered between or among Lender and any third party or parties on or after the date of this agreement in connection with the transactions contemplated by this agreement, together with all amendments, restatements, modifications, replacements, renewals, supplements, and substitutions.  Among the Related Documents are (1) a certain Multi-Party Guaranty Agreement of even date between Lender and Borrower’s subsidiaries and affiliates (“Guaranty Agreement”), (2) a certain Multi-Party Security Agreement between Lender and Borrower’s corporate subsidiaries and affiliates, and (3) a mortgage granted to Lender by a trust of which Borrower is the sole beneficiary.  A list of the Related Documents as of the date of this agreement is attached to this agreement as Schedule 2.

C.            “Obligations” means all monetary and non-monetary obligations of payment, performance, observance, or otherwise, owed to Lender by Borrower in connection with the transactions contemplated by this agreement and/or by the other Loan Documents, regardless of whether such obligations are now existing or hereafter arising, due or to become due, matured or unmatured, contingent or absolute, liquidated or unliquidated, or joint, several, or joint and several.

D.            “Subsidiaries” means the entities identified on the list attached to this agreement as Schedule 3.  The term shall include any new “Operating Company,” as defined below, that is created after the date of this agreement.

E.             “Obligors” means collectively Borrower and the Subsidiaries.

3.             Consolidation Loan.  On the date of this agreement, Lender shall lend Borrower the amount necessary to pay off the loans that are identified on the list attached to this agreement as Schedule 4.  Borrower’s indebtedness for such loan shall be evidenced by a note of even date (“Consolidation Note”).  Simultaneously with the payoff, Borrower shall terminate the credit facilities that gave rise to the discharged indebtedness.  Promptly thereafter Borrower shall provide Lender with all documents requested by Lender to evidence the release of all mortgages, security interests, and other liens that secured directly or indirectly the discharged indebtedness.

4.             Revolver.  Subject to the terms and conditions of this agreement, Lender shall make available to Borrower a revolving credit facility (“Revolver”) in the maximum principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000).  The Consolidation Loan will be treated as Borrower’s first drawing on the Revolver.  The amount available to be drawn on the Revolver shall be a variable amount, calculated as follows:  on any given date, such amount shall be the difference between (i) $3,500,000 and (ii) the sum of the principal balances outstanding, as of the date of the determination, on the Consolidation Note and all Project Notes (defined below).  All principal paid by Borrower may be reborrowed, subject to all applicable provisions of this agreement.  The Revolver shall be administered as follows.

A.            Use of proceeds.  After using the proceeds of the Consolidation Loan as specified above, Borrower shall use funds drawn on the Revolver only to finance the capital expenditures incurred in  building out and equipping new restaurants in accordance with the provisions of this agreement.  The term “capital expenditures”  shall be interpreted in accordance with generally accepted accounting principles (“GAAP”), provided that no funds drawn on the Revolver shall be used to pay any costs that are not within the categories identified on the attached Schedule 4A.

B.            Eligibility of projects.  Borrower may draw on the Revolver only for projects that satisfy all of the criteria set forth below (“Eligible Projects”).

(1)           Location.  The new restaurant shall be located in Maine, New Hampshire, Vermont, Massachusetts, Connecticut, Rhode Island, New York, New Jersey, or Pennsylvania.

(2)           Ownership.  Borrower shall own, directly or indirectly, a majority of the voting equity interests of the  legal entity which Borrower designates to operate the new restaurant (“Operating Company”).

(3)           Standard Projects.  The project shall be either a Standard Polcari’s Project (defined below) or a Standard Regina Project (defined below).  For purposes of this agreement, a Standard Polcari’s Project has all of the characteristics listed on the attached Schedule 5, and a Standard Regina Project has all of the characteristics listed on the attached Scheduled 6. From time to time Borrower may revise either or both of such schedules to account for (a) changes in the standard design of the restaurants and/or (b) changes in the cost of construction and/or the cost of equipment.  No revision of such schedules shall apply to an ongoing project, and no revision shall take effect until Borrower has delivered to Lender a copy of the revised schedule or schedules.

(4)           Preliminary budget.  Borrower shall have submitted to Lender a preliminary project budget, together with such supporting documents and information relevant to such budget as Lender reasonably requests, showing that the total cost of the project, including  costs that are ineligible for financing under Section 4A, is not more than ten percent (10%) greater than the total cost shown on Schedule 5 or 6, as revised, whichever is applicable.  The submission of the preliminary project budget shall constitute a representation by Borrower as to the reasonably anticipated costs of the project.  The sum of all costs that are eligible for financing under Section 4A, as shown on the preliminary project budget, shall not exceed the amount then available to be drawn on the Revolver.

(5)           Final budget.  Before making its first drawing on the Revolver for the project, Borrower shall submit to Lender a final project budget showing that the total cost of the project, including costs that are ineligible for financing under Section 4A, does not exceed the comparable total cost shown on the preliminary project budget.  The submission of the final project budget shall constitute a representation by Borrower as to the reasonably anticipated costs of the project.

(6)           Documents relating to Operating Company.  Before Borrower first draws on the Revolver for the project, the Operating Company shall have signed and delivered to Lender and shall have obtained and delivered to Lender such agreements, certificates, opinions (except that Lender shall not require any legal opinion to be substantially different from the ones it accepts in connection with the signing of this agreement), and other documents, all of which shall be satisfactory to Lender in form and in substance, as Lender requests in good faith to ensure to Lender’s satisfaction (i) that the Operating Company has undertaken substantially the same obligations to Lender as have been undertaken by the other Subsidiaries in connection with the transactions contemplated by this agreement and (ii) that Lender has a perfected senior security interest in all of the Operating Company’s tangible and intangible personal property associated with the new restaurant, except for property leased from third parties or financed by third parties.   A list of certain documents to be signed and/or delivered by the Operating Company and the other Obligors in connection with each Eligible Project is attached as Schedule  7, but such list shall not be construed to limit the generality of this subsection.

(7)           Documents relating to other Obligors.  Before Borrower first  draws on the Revolver for the project, the Obligors other than the Operating Company shall have signed and delivered to Lender such agreements, certificates,  opinions (except that the Lender shall not require any legal opinion to be substantially different from the ones it accepts in connection with the signing of this agreement), and other documents, all of which shall be satisfactory to Lender in form and substance, as Lender requests in good faith to ensure to Lender’s  satisfaction that Lender’s then-existing rights and remedies with respect to the Obligors will not be impaired or diminished by the transactions associated with the project.  Without limiting the generality of the preceding sentence, each of the Subsidiaries shall have signed and delivered to Lender the applicable documents listed on Schedule 7, including an affirmation of the Guaranty Agreement (in any case where the Operating Company is a pre-existing Subsidiary) or an amendment of the Guaranty Agreement to add the Operating Company as a party (in any case where the Operating Company is a new Subsidiary).

(8)           Lender’s expenses.  Before making its first drawing on the Revolver for the project, Borrower shall have reimbursed Lender for all fees and expenses incurred in good faith by Lender, including reasonable professional fees and reasonable legal fees, in connection with the foregoing matters.  Such reimbursement shall be made within ten days after Lender’s written request.

C.            Project Notes.  Borrower’s indebtedness for Lender’s advances on each Eligible Project shall be evidenced by a note in the form attached as Exhibit A (“Project Note”).  Before Lender makes its first advance with respect to an Eligible Project, Borrower shall sign and deliver to Lender a Project Note prepared by Lender.  The face amount of each Project Note shall be the sum of all of the costs of the project that are eligible for financing under Section 4A, as shown on  the final project budget submitted by Borrower to Lender.  The term of each Project Note shall be four years or five years, depending upon Lender’s good-faith judgment regarding the location of the new restaurant, the type of restaurant, and Borrower’s projections for the overall financial performance of the new restaurant (including the required cash flow analysis and payback analysis).  Each Project Note shall call for monthly payments of interest only until the first monthly payment date after the earlier of (i) the opening of the new restaurant or (ii) six months after the commencement of construction; thereafter the Project Note shall call for monthly payments of interest and for equal monthly payments of principal in the amount necessary to pay the principal balance in full on the maturity date.  Together with the Project Note, Borrower shall deliver to Lender such corporate authorizations, certificates, legal opinions (except that Lender shall not require any legal opinion to be substantially different from the ones it accepts in connection with the signing of this agreement), and related documents, all of which shall be satisfactory to Lender in form and substance, as Lender requests in good faith to ensure that the Project Note has been duly authorized, executed, and issued.

D.            Construction.  The following provisions govern drawings on the Revolver during the course of an Eligible Project.

(1)           Adherence to project criteria.  Borrower (a) shall not allow the total cost of an Eligible Project to exceed the total cost set forth on  the final project budget and (b) shall adhere to the applicable non-financial criteria set forth on Schedule 5 or 6, as revised, whichever is  applicable.

(2)           Performance of lease obligations.  Borrower shall perform and observe all applicable material terms and conditions of the lease (and any related agreements) pertaining to the new location.

(3)           Compliance with law. Borrower shall comply in all material respects with all laws, codes, and regulations that apply to the project.

(4)           Insurance.  Borrower shall purchase and keep in force appropriate insurance for the project, shall arrange for Lender to be named as loss payee and additional insured, and shall deliver to Lender satisfactory evidence of such insurance.

(5)           Requisitions.  Each request by Borrower for  an advance on the Revolver  shall include  (a) a requisition in a form satisfactory to Lender, (b) copies of the invoices to be paid with the requisitioned funds, and (c) any additional documents reasonably requested by Lender relating to the invoices to be paid with the requisitioned funds.  Lender agrees to treat as an invoice (i) a copy of any construction contract that requires Borrower to make a down payment for materials and supplies, provided that the amount advanced for that purpose shall not exceed one-third (1/3) of the total construction contract price, and (ii) any certificate of partial completion or substantial completion that entitles the contractor to another one-third (1/3), or any lesser fraction, of the contract price.

(6)           Total borrowing.  The sum of all advances requested by Borrower for an Eligible Project shall not exceed the face amount of the applicable Project Note.

(7)           Progress reports.  Within ten days after Lender’s request from time to time during an Eligible Project, Borrower shall provide Lender with a reasonably detailed and documented report concerning the progress of such aspects of the project as Lender reasonably designates.

(8)           Inspection.  Lender or its designees shall have the right from time to time to inspect any Eligible Project in progress on oral notice of at least twenty-four hours.

(9)           Completion. Within six months after the commencement of construction  of an Eligible Project, Borrower (a) shall have demonstrated to Lender’s reasonable satisfaction that the project has been completed, (b) shall have obtained all licenses, approvals, and permits that are necessary for the new restaurant, and (c) shall have caused the new restaurant to be opened for business.

(10)         Other financing.  Neither Borrower nor the Operating Company shall borrow money from anyone other than Lender to finance any part of an Eligible Project, except for loans (or capital leases) expressly approved in writing by Lender.

(11)         Involuntary liens.  Neither Borrower nor the Operating Company shall permit to arise against any of the property associated with an Eligible Project any lien or other encumbrance, except for liens permitted by the terms of the Related Documents or the other Loan Documents.

(12)         Lender’s expenses.  Borrower shall reimburse Lender for all fees and expenses incurred in good faith by Lender, including reasonable professional fees and reasonable legal fees, in connection with the actions contemplated by Section 4C or by this Section 4D.    Such reimbursement shall be made within ten days after Lender’s written request.

E.             Conditions.  Lender’s obligation to make advances on the Revolver shall be subject to the satisfaction on the occasion of each such advance of all of the following conditions:

(1)           Documents.  Upon the signing of this agreement, and to the extent specified in Sections 4A through 4D, and on such other occasions as Lender reasonably requests, receipt by Lender of such of the following items, each in form and substance satisfactory to Lender and each duly signed and delivered:

(a)           Certificates as to the absence of an Event of Default (defined below) signed by a senior officer of Obligors;

(b)           Certified copies of votes by Obligors’ Boards of Directors (or in the case of BRA Nominee Trust, the Trustee and the beneficiary), evidencing such matters relating to the authority of the signatory to execute such documents as Lender reasonably specifies;

(c)           A certificate signed by Borrower’s Clerk regarding the incumbency and signatures of the officers who are authorized to request advances on the Revolver and to sign all related certificates, instruments, and other documents;

(d)           Certificates of insurance evidencing compliance with the relevant provisions of this agreement and the other Loan Documents;

(e)           Such opinions of the Obligors’ counsel as Lender reasonably requests, provided that Lender shall not require legal opinions for Pizzeria Regina of Florida, Inc., Pizzeria Regina of New Jersey, Inc., and Pizzeria Regina of Virginia, Inc. unless after the date of this agreement Borrower and/or the other Obligors invest more than $100,000 in any of such three corporations; in that case, Borrower shall deliver to Lender within thirty (30) days after Lender’s request a legal opinion for the corporation in which such investment has been made.  Such opinion shall be substantially the same in form and in substance as those accepted by Lender in connection with the execution of this agreement;

(f)            Such certifications as Lender reasonably requests from governmental officials evidencing the Obligors’ legal existence, organizational good standing, and tax good standing.

(2)           Reports.  Receipt by Lender from the Obligors of all financial reports and other reports required by this agreement.

(3)           Payment of Fees.  Payment to Lender of such fees and expenses as are required by other provisions of this agreement and by any of the other Loan Documents or Related Documents.

(4)           Representations and Warranties.  The continuing truthfulness and accuracy of all then-applicable representations and warranties set forth in this agreement, in the other Loan Documents, and in the Related Documents except to the extent of (a) changes resulting from transactions contemplated or permitted hereunder, (b) changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and (c) to the extent that such representations and warranties are inherently limited to the date of this agreement.

(5)           Covenants and agreements.  The Obligors’ full compliance with all covenants, agreements, and other undertakings set forth in this agreement, in the other Loan Documents, and in the Related Documents.

(6)           No adverse change.  The absence of any material adverse change in the financial condition of the Obligors as a whole.

(7)           No Default.  The absence of any Event of Default or any event which would, with the passage of time or the giving of notice, constitute an Event of Default.

(8)           Further assurances.  The delivery to Lender of such additional opinions (except that Lender shall not require any legal opinion to be substantially different from the ones it accepts in connection with the signing of this agreement), certificates, instruments, and other documents as Lender reasonably requests concerning any topics, circumstances, or occurrences not specifically addressed in this agreement

F.             Implied certification.  Each request by Borrower for an advance on the Revolver shall constitute a certification by Borrower that all conditions recited in Section 4E have been satisfied.  No advance or advances by Lender shall constitute a waiver of any condition, nor shall any course of conduct by Lender constitute such a waiver.  No waiver shall be valid unless made in writing, and no waiver on one occasion shall oblige Lender to grant a waiver in the future.

G.            Reliance on authority.  With regard to all aspects of the administration of this agreement, Lender may accept information, requests, and instructions transmitted by electronic mail, by telephone, and/or by fax.   Lender shall have no duty to inquire as to the authority of the person who initiates any such communication, and Lender shall have no liability for any action which it takes in reliance upon any communication which Lender in good faith believes to have originated from Borrower.

H.            Facility fee.  For the unused portion of the Revolver, Borrower shall pay a facility fee to Lender monthly in arrears (“Facility Fee”).  Payments shall be made on the same dates when payments of interest are due to Lender on the Consolidation Note.  Each payment of the Facility Fee shall be in an amount equal to one-twelfth of one-quarter of one percent of the average monthly unused daily balance of the Revolver.  For purposes of this Section 4H, the average monthly unused daily balance of the Revolver shall be the difference between (i) $3,500,000  and (ii) the daily average principal balance outstanding on the Revolver (including, without implied limitation, the Consolidation Loan) during the month preceding the date of the calculation.  Each payment of the Facility Fee shall be made by Lender’s withdrawal of the amount due from the Operating Account (defined below).  Borrower irrevocably authorizes Lender to make such withdrawals without prior notice.

I.              Commitment fee.  At the signing of this agreement Borrower shall pay Lender a non-refundable commitment fee of $35,000.

J.             Field audits.  Borrower agrees that Lender may conduct audits of the Obligors’ collateral, books, and records from time to time during regular business hours, with advance notice of at least three business days (“Audits”).  Absent an Event of Default, Lender shall conduct Audits not more than twice annually.  Borrowers shall reimburse Lender for the cost of the Audits at the rate of $500.00 per person per day, to a maximum of $2,000.00 per Audit, absent an Event of Default.  Such reimbursement shall be made by Lender’s deduction of the amount due from the Operating Account.  During the Audits, Borrower shall allow Lender and its representatives to inspect and copy any and all books, records, and other documents and information (including information stored electronically) concerning the Obligors’ businesses and finances.  Borrower shall cooperate with Lender during the Audits and shall instruct its representatives, employees, bookkeepers, and accountants also to cooperate with Lender.  If any item that Lender wishes to review belongs to one of the Subsidiaries and is not in Borrower’s possession, then Borrower promptly shall cause the item (or a copy thereof) to be made available to Lender at a time and place satisfactory to Lender.

K.            Cash Management System.  Borrower shall establish with Lender and shall maintain as long as this agreement remains in effect a cash management system..

5.             Term.  Subject to all other applicable provisions of this agreement, the term of the Revolver shall be as follows.

A.            Initial term.  Except as otherwise expressly provided in this agreement, the term of the Revolver shall expire on the second anniversary of the date of this agreement.  After the expiration of the term Borrower shall have no right to request or receive advances, and no advance by Lender thereafter shall constitute a waiver.

B.            Extension.  If Borrower wishes to extend the term of the Revolver, Borrower shall so notify Lender in writing at least one year before the term is due to expire.  Lender will use reasonable efforts to respond to an extension request within thirty (30) days after receiving Borrower’s request, but Lender shall have no liability for any failure to respond on a timely basis.  If Lender approves the extension request, it may do so on such terms and conditions as in its sole discretion it decides advisable.

C.            Writing requirement.  No agreement for extension of the term of the Revolver shall be binding unless it is reduced to writing and signed by Lender and Borrower.  No action or inaction by Lender shall be construed as a constructive extension, regardless of any course of dealing between the parties.

6.             Termination.  The Revolver may be terminated before the expiration of its term under the circumstances described in this Section 6.

A.            Immediate termination by Lender.  Lender may terminate the Revolver immediately upon written notice to Borrower following an Event of Default that consists of (1)  a fradulent misrepresentation  in the Loan Documents or the Related Documents  or (2) Borrower’s failure to make any payment due to Lender under any of the Loan Documents on or before the expiration of any expressly applicable grace period or cure period.  As to payments that are intended to be made by automatic deduction from the Operating Account or any other account, Borrower shall be considered to have failed to make such a payment if the available funds in the account are insufficient on the date the payment is due.

B.            Delayed termination by Lender.  Lender may terminate the Revolver upon written notice to Borrower thirty (30) days after Lender has notified Borrower in writing of any Event of Default that is not within the scope of Section 6A.

C.            Termination by Borrower.  Borrower may terminate the Revolver at any time following the expiration of thirty (30) days after written notice to Lender.

D.            Acceleration.  At Lender’s election the Consolidated Note and all Project Notes shall become immediately due and payable in full (1) if  Lender terminates the Revolver pursuant to Section 6A or 6B of this agreement or (2) if Borrower obtains  from another lender a credit facility that is not permitted under the terms of Section 13.  Neither (i) Lender’s failure or refusal to extend the term of the Revolver pursuant to Section 5B, nor (ii) the expiration of the term of the Revolver, shall constitute a termination pursuant to Section 6A or 6B.

E.             Termination fee.  In case of any acceleration by Lender pursuant to Section  6D, Borrower shall pay Lender a termination fee (“Termination Fee”) in an amount equal to one percent (1%) of the sum of the principal balances that are outstanding on the Consolidation Note and the Project Notes on the date the termination fee is payable.  The Termination Fee shall be payable on the earlier of (1) the effective date of the acceleration, or (2) the date on which Borrower pays in full the outstanding principal balances of the notes.

F.             Cumulative rights.  Nothing in this Section 6 shall be construed to limit or restrict any other provision in this agreement or in any of the other Loan Documents, including without implied limitation (1) the acceleration provisions of the Consolidated Note or any Project Note, (2) the provisions of Section 13 of this agreement, pertaining to “New Indebtedness,” or (3) the provisions of Section 20 of this agreement, pertaining to Events of Default.

7.             Status of commitment letter.  Lender’s commitment letter dated November 26, 2001, is terminated by this agreement.

8.             Key person life insurance.  At all times while any of the Obligations remain outstanding, Borrower shall keep in full force and effect, through one or more insurers reasonably satisfactory to Lender, one or more policies of insurance (“Policies”) on the life of Borrower’s President, who is now George R. Chapdelaine (“Executive”).  At all times the Policies (1) shall be owned by Borrower, (2) shall identify Borrower as the beneficiary, (3) shall provide death benefits aggregating not less than One

Million Dollars ($1,000,000), net of policy loans, payable to Borrowerupon the death of the Executive, and (4) shall be collaterally assigned to Lender in the net amount of $1,000,000 as security for the Obligations on terms and conditions satisfactory to Lender.  No such collateral assignment shall be considered complete until it has been acknowledged by the insurer.  Upon the death of the Executive or any successor Executive, Lender may apply the proceeds of the Policies to payment of the Obligations in such a manner as Lender decides advisable, even if no Event of Default is then outstanding.  The insurance coverage required by this Section 8 shall be in addition to the insurance coverage referenced in Section 10.

9.             Prohibition regarding cash dividends and distributions.  Borrower covenants and agrees with Lender that it will not pay any cash dividends to any of its stockholders or make any other cash distribution to any of its stockholders on account of the stock held by such stockholder.

10.           Debentures.

A.            Debtor represents to Lender (a) that the list attached as Schedule 8 identifies correctly all of Debtor’s outstanding convertible debentures (“Debentures”) and (b) that all of the Debentures are in the form attached as Exhibit B.   Borrower shall make no payments of principal on the Debentures while any of the Obligations remain outstanding, except as provided in Section 10B, but may make regularly scheduled payments of interest on the Debentures as long as (i) no Event of Default  has occurred,  is outstanding, and has not been cured, waived, or ceased to exist, and (ii) the payment of interest would not cause an Event of Default to occur.  Borrower shall not voluntarily convert any of the Debentures if any Event of Default is outstanding.

B.            Subject to the provisions of Section 8 of this agreement, Borrower may use up to $1,000,000 of the proceeds of key man life insurance policy number 75119693 to permit the holders of the Debentures to redeem, on a pro rata basis amongst themselves, pursuant to an agreement dated as of December 31, 1996, up to $1,000,000 in principal amount of the Debentures.

11.           Redemption of stock.  Borrower shall not redeem any shares of its stock without Lender’s prior express written approval, which shall not be unreasonably withheld or delayed.

12.           Prohibition regarding loans, investments, and acquisitions.  Without Lender’s prior express written approval, Borrower shall not Invest in or Acquire (as defined below) any other business organization, except that Borrower may Invest in (a) a new Operating Company for an Eligible Project or (b) a Subsidiary.  In this Section 12, “Invest in or Acquire” means (i) to lend money, (ii) to guaranty another’s obligations (except to Lender), (iii) to purchase securities or debt, (iv) to acquire directly or indirectly any equity interest, and (v) to acquire all or substantially all of the assets of an organization.

13.           New Indebtedness; Renovation Projects.

A.            New Indebtedness.  Borrower shall not incur any New Indebtedness without Lender’s prior express written consent.  “New Indebtedness” includes any actual or contingent liability arising after the date of this agreement from (1) an extension of credit, (2) a guaranty by any of the Obligors of another’s indebtedness or obligations, or (3) any other consensual transaction which creates in any of the Obligors a direct or indirect obligation of future payment; New Indebtedness does not include, however, (i) indebtedness incurred in financing a Renovation  Project, as defined below, provided that such financing is permissible under Section  13B, (ii)   indebtedness to vendors incurred in the ordinary course of business to the extent that (a)  the invoice is payable within ninety (90) days after the delivery of the goods or services, and (b) payment is not more than thirty (30) days overdue,  (iii) indebtedness owed to Lender, and (iv) guarantees of others’ indebtedness to Lender.

B.            Renovation Projects.  If Borrower and/or one of the Subsidiaries wishes to renovate one or more of its existing restaurants, Borrower shall notify Lender of the scope and cost of the project (“Renovation Project”) and of the amount of financing desired (“Renovation Financing”).  Lender shall use reasonable efforts to notify Borrower within thirty (30) days thereafter as to the terms and conditions, if any, on which Lender is willing to provide Renovation Financing.  If Lender makes any offer to provide Renovation Financing (“Offer”) then Borrower shall not proceed with the Renovation Project unless Borrower either accepts the Offer or elects to proceed with the Renovation Project without any Renovation Financing.  If Lender fails to make an Offer, then Borrower shall (i) proceed with the Renovation Project without any Renovation Financing, (ii) cancel the Renovation Project, or (ii) with Lender’s prior express written consent, obtain Renovation Financing from a third party.

14.           Existing debt.   Borrower represents to Lender that the list attached as Schedule 9  (“Other Debt”) identifies correctly all indebtedness of the Obligors, including capital leases, other than (a) the debt to be discharged through the Consolidation Loan, (b) the debt represented by the Debentures, and (c) trade debt to vendors.

15.           Financial covenants.  Borrower covenants and agrees with Lender as follows:

A.            Profitability.  As of the end of each fiscal year, Borrower shall have annual net after-tax income of at least one dollar ($1.00).

B.            Losses.  Borrower shall not have negative net after-tax income  in more than two consecutive fiscal quarters, even  if the quarters span two fiscal years.

C.            Debt service coverage.  As of the end of each fiscal quarter of each fiscal year of Borrower, beginning with the quarter ending in July, 2002, the ratio of (1) Borrower’s Adjusted Operating Cash Flow for the four most recent quarters, to (2) its Debt Service Liability for such four quarters, shall be (3) at least one and one-half to one (1.50:1.00). “Adjusted Operating Cash Flow” means (a) the sum of (i) Borrower’s net income before corporate income taxes, (ii) interest payable by Borrower on loans, modified to exclude interest attributable to the Regina Ventures, LLC settlement reserve, (iii) depreciation expense, and (iv) amortization expense, less (b) Borrower’s capital expenditures, plus (c)  Borrower’s externally financed capital expenditures,  plus (d) the proceeds of Borrower’s issuance of any subordinated debt securities expressly approved by Lender in advance in writing (for which purpose, Lender hereby approves the Debentures), plus (e)  the proceeds of Borrower’s issuance of any equity securities expressly approved by Lender in advance in writing, all for the four most recent quarters, and all on a consolidated basis.  “Debt Service Liability” means the sum of all principal and interest (modified to exclude interest attributable to the Regina Ventures, LLC settlement reserve) payable by Borrower and the Subsidiaries during such four quarters on all loans and capital leases.  A copy of the formula to be used for calculation of the foregoing covenant is attached to this agreement as Exhibit C.

D.            Capital expenditures.  In no fiscal year shall Borrower’s aggregate capital expenditures, calculated as prescribed below, exceed Five Hundred Thousand Dollars ($500,000).  In calculating its capital expenditures, Borrower (a) shall include all payments due to be made by any of the Obligors during the year on capital leases to the extent that the payment obligations were created during the year (whether through renewal, extension, or supplementation of a previously existing lease or through execution of a new lease) but (b) shall exclude (i) the costs of any Eligible Project and (ii) the costs of  any Renovation Project if such costs are expressly approved in writing by Lender in advance.  For purposes of the foregoing clause (b)(ii), Lender hereby approves the capital expenditures associated with the renovation of the restaurant owned by Polcari’s of Salem, New Hampshire, Inc. in an amount not to exceed $350,000; such approval, however, does not constitute approval of any Renovation Financing for purposes of Section 13B.  A list of the Obligors’ current capital leases, including annual payment obligations, is attached to this agreement as Schedule 10.

E.             Tangible net worth.  At all times the sum of (1) Borrower’s tangible net worth, as defined by GAAP, and (2) the outstanding principal balance of any indebtedness that is subordinated to Lender’s claims against Borrower on terms that are satisfactory to Lender (including the Debentures), shall be at least One Million Five Hundred Thousand Dollars ($1,500,000).

F.           Consolidation.  In determining Borrower’s compliance with the covenants set forth in this Section 15, Borrower’s financial performance and condition shall be consolidated  with that of the Subsidiaries.

16.           Methodology for determining compliance with covenants.  Compliance with all financial covenants in this agreement shall be determined from the financial statements and certificates submitted to Lender pursuant to this agreement, together with such other information as Lender obtains.  Borrower shall ensure that such financial statements and certificates permit the ready and accurate calculation of all ratios and other components of the covenants.  If Lender determines to its satisfaction that such documents do not fully or accurately report the information necessary to calculate such items, then Borrower shall appropriately revise or supplement the documents within ten business days after Lender’s written request.

17.           Reporting.

A.            Borrower agrees to deliver to Lender the following reports and information on the following conditions and terms:

(1)           Within thirty days before the end of each of Borrower’s fiscal years: A business operating plan for the upcoming fiscal year, prepared internally on a consolidated and consolidating basis, including monthly cash flow projections, and also including any projected new restaurant;

(2)           Within forty-five days after the end of each fiscal quarter of Borrower: An internally prepared financial statement of Borrower, such statement to include a balance sheet, a statement of profit and loss, and a statement of cash flow, on both a consolidated and an unconsolidated basis;

(3)           Within ninety days after the end of each of Borrower’s fiscal years: consolidating and consolidated financial statements of Borrower for the fiscal year most recently ended,

including a statement of profit and loss, a balance sheet, and a statement of cash flow, such consolidated financial statements (but not such consolidating financial statements) to be audited by an independent certified public accountant reasonably satisfactory to Lender (for which purpose, Lender approves BDO Seidman), together with any management letter and all other letters, reports, and other documents given by such accountant to Borrower;

(4)           At the same times when reports are due to be delivered to Lender pursuant to the preceding subsections (2) and (3): A Covenant Compliance Certificate in one of the forms attached to this agreement as Exhibit D, duly executed by the President or Treasurer of Borrower, together with a reasonably detailed explanation and documentation of the calculations made in preparing the certificate; and

(5)           Within fifteen days after their filing: Copies of all documents filed by Borrower with the Securities and Exchange Commission.

B.            All financial statements, certificates, and reports submitted to Lender shall be in such form as Lender from time to time requests in good faith.  If Lender in good faith requests additional information and/or documents pertaining to the business or financial affairs of Borrower, then Borrower shall deliver such information and documents to Lender in a form reasonably satisfactory to Lender within ten days after Lender’s request.

C.            In addition to the Audits, Borrower agrees to allow Lender and its representatives to inspect and copy any and all books, records, and other documents and information (including information stored electronically) concerning the Obligors’ business and finances.  Lender shall be given such access to such documents and information during business hours, upon reasonable notice, and with such frequency as Lender reasonably  decides advisable.  Borrower shall cooperate with Lender during such inspections and shall instruct its representatives, employees, bookkeepers, and accountants also to cooperate with Lender.  If any item that Lender wishes to review belongs to one of the Subsidiaries and is not in Borrower’s possession, then Borrower promptly shall cause the item (or a copy thereof) to be made available to Lender at a time and place satisfactory to Lender.  Lender’s activities under this Section 17C shall be conducted at Lender’s expense unless such activities are undertaken in response to an Event of Default, in which case Borrower shall reimburse Lender therefor within ten days after Lender’s written request.

D.            From time to time within ten days after a written request by Lender, one or more senior officers of Borrower shall meet with Lender to assess Borrower’s operating performance and such other issues as Lender designates.  Such meetings shall be held at times and places reasonably selected by Lender.  At such meetings Borrower (1) shall provide Lender with all documents and information requested in good faith by Lender and (2) shall make available for consultation any employees, agents, and consultants whose attendance is reasonably requested in good faith by Lender.

18.           Standard representations and warranties.  This Section 18 includes provisions pertaining not only to Borrower but also to the Subsidiaries.  Borrower acknowledges and agrees with Lender that any violation of such a provision will constitute an Event of Default even if Borrower bears no direct responsibility for the violation.  On that basis, Borrower warrants and represents to Lender as follows with respect to itself and the Subsidiaries.

A.            Organization.  Each of the Obligors has been duly organized under the laws of the state of its organization and is in good standing under the laws of such states and under the laws of every other jurisdiction in which it does business and in which the failure to be so qualified would have a material adverse effect upon its operations.  Each of the Obligors has the power and authority to own its assets, (ii) to operate its business as presently conducted, (iii) to enter into (a) this agreement and the other Loan Documents (in the case of Borrower) or (b) the Related Documents (in the case of the Subsidiaries) (all collectively “Principal Agreements”) and (iv) to perform and observe its obligations under the Principal Agreements.

B.            Authorization.  The signing, delivery, and performance of the Principal Agreements (1) have been duly authorized by all required votes and other actions of the Obligors and their stockholders, directors, or beneficiaries (2) do not and will not contravene any law or regulation  in any material respect,(3) are in accord with the Obligors’ organizational documents and all other governing documents, and (4) do not and will not in any material respect constitute a violation of, or a default under, any agreement, instrument, judgment, order, decree, permit, license, or other restriction or undertaking binding upon any of the Obligors or any of their assets, nor will the same result in the creation (other than in favor of Lender) of any mortgage, pledge, security interest, lien, encumbrance, or charge upon any of the Obligors’ assets.

C.            Valid and binding obligations.  The Principal Agreements and all of their terms and conditions are valid and binding obligations of the Obligors and are enforceable in accordance with such terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally.

D.            Approvals.  Except as set forth in Schedule 11, attached, the Obligors’ signing and delivery of the Principal Agreements and their performance of their obligations under the Principal Agreements do not require any approval, consent, filing, or registration with (1) any government or governmental agency or authority, or (2) any nongovernmental entity or person.

E.             Ownership of collateral.  At the time the Obligors mortgage, pledge, assign, or otherwise transfer to Lender as collateral any interest in any property (1) each of the Obligors is and shall remain the lawful owner of such interest; (2) each of the Obligors now has and always shall retain the right to mortgage, pledge, assign, or otherwise transfer such interest; (3) except to the extent expressly permitted by another provision of this agreement or any of the other Loan Documents or Related Documents no such interest now is, or in the future shall be, mortgaged, pledged, assigned, or otherwise transferred to any person other than Lender, or in any way encumbered, without Lender’s prior express written consent, and (4) the Obligors will defend the same against the claims and demands of all persons.

F.             Initial financial statements.  In entering into this agreement Lender has relied upon Borrower’s audited financial statements for the period ending April 29, 2001, and unaudited financial statements for the period ending January 27, 2002 (“Initial Financial Statements”).  The Initial Financial Statements (a) were prepared in accordance with GAAP and (b) fairly presented (i) the financial condition of the Obligors and (ii) the operation of the Obligors’ businesses.  As of the date or dates of the Initial Financial Statements, the Obligors had no material indebtedness or other material liabilities, debts, or obligations whether accrued, absolute, contingent, or otherwise, whether due or to become due, including but not limited to liabilities or obligations on account of taxes or other governmental charges, other than those reflected in the Initial Financial Statements.

G.            Changes.  Since the date or dates of the Initial Financial Statements there have been no changes in the assets, liabilities, financial condition, operations, prospects, or business of the Obligors, the effects of which have been materially adverse, individually or in the aggregate as to any one or all of the Obligors.  Each of the Obligors (1) owns assets having a fair salable value in excess of the amount required to pay the probable liability on its existing and anticipated debts and other obligations, and (2) has access to adequate capital for the conduct of its business and the discharge of its debts as such debts mature.

H.            Accuracy of Other Financial and Business Information.  In addition to the Initial Financial Statements, Borrower has  provided Lender various documents concerning its financial position, business operations, business prospects, and related matters, all of which are identified on the attached Schedule  12  (“Initial Business Information”).  All the Initial Business Information is true and accurate in all material respects.  Borrower has disclosed to Lender all information which is reasonably necessary to make the Initial Business Information, together with the Initial Financial Statements, not misleading as to the Obligors’ finances, businesses, and prospects.

I.              Events of Default.  As of the date of this agreement, no Event of Default (defined below) exists, and no circumstance or condition exists which, but for the passage of time or the giving of notice, or both, would constitute an Event of Default.

J.             Taxes.  The Obligors have filed all federal, state, and other tax returns which are required and either have paid in full all required taxes, assessments, and other governmental charges or have established adequate reserves for any taxes which they are contesting.  The Obligors have established adequate reserves for the payment of all federal, state, and other tax liabilities not yet due and payable.

K.            Litigation.  There is neither pending nor, to the best of Borrower’s knowledge, threatened, any litigation, proceeding, or governmental investigation, administrative or judicial, which if decided adversely might have a materially adverse effect on any of the Obligors’ businesses, properties, or condition (whether financial or otherwise) or on their ability to perform their obligations under the Principal Agreements.

L.             Margin rules.  No monies advanced by Lender will be used to purchase or carry any “margin security” or “margin stock” as such terms are used in Regulations G and U of the Board of Governors of the Federal Reserve System, or to extend credit to others for such purposes.  The Obligors are not engaged principally in, or have one of their important activities, the business of extending credit to purchase or carry any such margin security or margin stock.  If requested by Lender, the Obligors will furnish Lender with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in such regulations.

M.           ERISA.  (1) No “Employee Benefit Plan” as such term is defined in the Employee Retirement Income Security Act of 1974 and regulations thereunder (“ERISA”), as the same have been and shall be amended from time to time and maintained by the Obligors (individually a “Plan” and collectively the “Plans”) or any related trust or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) which would subject any party, including the Obligors, the Plans themselves, or any trustee, administrator or service provider to any material tax or penalty on prohibited transactions imposed by Section 4972 of the Internal Revenue Code (“Code”); (2) no Pension Plan subject to Title IV of ERISA or to the minimum funding standards of Section 302 of Title I of ERISA has ever been sponsored by the Obligors or terminated, nor have there been any reportable events (as that term is defined Section 4043 of ERISA) with respect to any such Pension Plan since the effective date of ERISA, nor has any such Pension Plan incurred any “accumulated funding deficiency” (as such term is defined in Section 422(a) of the Code) whether or not waived, since the effective date of ERISA; and (3) the Obligors are not now and never have been a party to any multi-employer pension or benefit plan nor have they participated in any unfunded plan providing for post-retirement health insurance except for coverage as may be required by ERISA.

N.            Compliance.  The Obligors possess all necessary and material permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including patents, trademarks, trade names, and copyrights) to allow them to own and operate their businesses without any material violation of law or of the rights of others.  The Obligors are duly authorized, qualified, licensed under, and in compliance with, all material laws, regulations, authorizations, and orders of public authorities to the extent that the same are necessary or applicable to the ownership and operation of their businesses.

O.            Hazardous materials.  To the best of Borrower’s knowledge, the Obligors have not violated in any material respect any local, state, or federal law or regulation relating to the storage, generation, use, transportation, treatment, or disposal of solid wastes, and no such material violation has occurred at any time at, on, or from any real estate ever owned by the Obligors or any predecessor in interest of the Obligors.  There has occurred no material spill, discharge, leak, emission, injection, escape, dumping, or release of any kind of any toxic or hazardous substances as defined under any applicable local, state, or federal laws or regulations on any such real estate or into the environment surrounding any such real estate other than those releases of waste water or air emissions permissible under such laws or regulations or allowable under valid permits held by the Obligors or any predecessor in interest.  The Obligors have no knowledge of any facts which could form a basis for any liabilities, damages, obligations, losses, or expenses relating to any such environmental conditions. The Obligors have received no notice of responsibility or other notice or demand relating to any alleged violation of any law or regulation relating to hazardous substances or environmental conditions.

P.             Accuracy of books and records.  All books and records of the Obligors accurately reflect in all material respects all matters and transactions reported or recorded  therein.

Q.            Subsidiaries.  Except as set forth in Schedule 3, the Obligors (1) have no wholly owned subsidiaries and (2) have no investments in the stock or securities of any other corporation, firm, partnership, trust, or other entity.  Borrower represents (1) that it owns all the issued and outstanding stock of all of the corporate Subsidiaries except Fantail Restaurant, Inc., (2) that Ocean, Inc. owns all the issued and outstanding stock of Fantail Restaurant, Inc., and (3) that Borrower owns the entire beneficial interest in BRA Nominee Trust.

R.            Insurance.  The Obligors now maintain and always have maintained insurance coverage against such risks and in such amounts as  they reasonably believe necessary to protect against all reasonably foreseeable claims for property damage, personal injury, and other risks.

19.           Standard Covenants and Warranties.  This Section 19 includes provisions pertaining to the Subsidiaries as well as to Borrower.  Borrower agrees with Lender that any violation of such a provision will constitute an Event of Default even if Borrower bears no direct responsibility for the violation.  On this basis, Borrower covenants with Lender and warrants to Lender as follows.

A.            Legal existence and good standing.  Each of the Obligors will maintain its legal existence and good standing in the state of its organization and will maintain its qualification to do business in every other state in which it is currently qualified if the failure to maintain such qualification would have a material adverse effect upon its operations, except that if Borrower elects to close the Subsidiaries’ current restaurants located in Florida, New Jersey, and/or Virginia,  then the corporation operating each such closed restaurant may be dissolved.  Each of the Obligors will qualify to do business in every other state in which such qualification becomes required by law and thereafter will maintain such qualification, unless a failure to so qualify would not have any material adverse effect.

B.            Conduct of Business.  Each of the Obligors will duly observe and comply in all material respects with all applicable laws and all requirements of any governmental authorities relative to its assets and to the conduct of its business. Each of the Obligors will obtain, maintain, and keep in full force and effect, all material authorizations, approvals, consents, franchises, licenses, permits and other rights and privileges necessary to the  conduct of its business.

C.            Losses and disputes regarding collateral.  Borrower immediately will notify Lender of any event materially adversely affecting any material part of any tangible or intangible property in which Lender has a security interest, whether the property is owned by Borrower or by one of the Subsidiaries.

D.            Maintenance and insurance of assets, other insurance.  Each of the Obligors will insure its assets against such hazards and liabilities, in such form and amounts, and with such insurers, as may be reasonably satisfactory to Lender. Each of the Obligors will maintain insurance against such other risks and liabilities, including liability for property damage and personal injury, in such form and amounts, and with such insurers, as may be reasonably satisfactory to Lender.  From time to time on Lender’s request, and without any request at least thirty days before any insurance policy is due to expire, Borrower will provide Lender with certificates of the foregoing insurance policy or policies.

E.             Taxes.  Each of the Obligors will pay or cause to be paid:

(1)           All taxes, assessments, and other governmental charges on or against it or its properties prior to such taxes becoming delinquent, unless such tax, assessment, or charge is being contested in good faith by proper legal proceedings and adequate reserves have been established and maintained therefor;

(2)           All excise, sales, and other taxes or charges which become due and payable with respect to any sale or other transaction giving rise to any account receivable or other right to the payment of money or with respect to the collection thereof.

F.             [Intentionally omitted ]

G.            [Intentionally omitted ]

H.            [Intentionally omitted]

I.              ERISA Compliance.  Neither the Obligors nor any Pension Plan of the Obligors will:

(1)           engage in any prohibited transaction (as defined in ERISA);

(2)           incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code or Section 302 of ERISA), whether or not waived; or

(3)           terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of any of the Obligors.

J.             Pension Plans.  With respect to any Pension Plan the benefits under which are guaranteed in whole or in part by the Pension Benefit Guaranty Corporation (the “PBGC”), each of the Obligors shall:

(1)           Fund each Pension Plan as required by the provisions of Section 412 of the Code and Section 302 of ERISA;

(2)           Cause each Pension Plan to pay all benefits when due in accordance with applicable law; and

(3)           Furnish to Lender (i) written notice of the occurrence of a Reportable Event (as such term is defined in Section 4043 of ERISA), such notice to be given promptly, but in any event within five (5) days of the occurrence of a Reportable Event with respect to a Pension Plan; (ii) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 4122 of the Code and Section 302 of ERISA, such copy to be furnished not later than the date of submission of the request to the Department of Labor or to the Internal Revenue Service (the “IRS”), as the case may be; (iii) a copy of any notice of intent to terminate any Pension Plan, such copy to be furnished no later than the date of submission to the PBGC; and (iv) notice that the Obligor will or may incur any liability to or on account of a Pension Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, such notice to be given within the ten (10) days after the Obligor knows or has reason to know thereof.  Any notice to be provided to Lender under this Section shall include a certificate of the Obligor’s chief financial officer setting forth details as to such occurrence and the action, if any, which is required or proposed to be taken, together with any notices required or proposed to be filed with or by the Obligor, the PBGC, the IRS, the trustee, or the plan administrator with respect thereto.

K.            Notification of default.  Within five (5) business days after becoming aware of the existence of any circumstance or occurrence which with or without the giving of notice or the passage of time, or both, would cause or constitute an Event of Default, Borrower will give Lender written notice thereof, specifying the nature of the matter and the action being taken or proposed to be taken with respect thereto.

L.             Notification of litigation.  Borrower will notify Lender in writing of any litigation commenced against any of the Obligors and of any proceeding commenced against any of the Obligors by any governmental agency or authority, if there is any reasonable likelihood that such litigation or proceeding, singly or in combination with others, reasonably might be expected to have a material adverse effect upon any or all of the Obligors.  Such notice will be given within five business days after the commencement of the action or proceeding.

M.           Notification of material adverse change.  Borrower will notify Lender within five business days after there occurs or arises any circumstance or occurrence which might reasonably be expected to constitute or cause either a material adverse change in the financial or business condition of any or all of the Obligors or a material diminution in the value of any material part of its tangible or intangible property of any or all of the Obligors.

N.            Maintenance of books and records.   Each of the Obligors will keep adequate records and books of account, in which true and complete entries will be made reflecting all of the material business and financial transactions relating to its business and its assets.

O.            Inspection by Lender.  Borrowers will permit Lender from time to time on reasonable oral notice (and not, in any case, less than twenty-four hours) to inspect its facilities and tangible assets.

P.             Further assurances.  Borrower will sign and deliver such additional documents, instruments, and other papers, and will take all such actions, as Lender reasonably requires to assure to Lender its rights under this agreement and the other Loan Documents and to carry into effect the provisions  of this agreement.

Q.            Environmental regulations and hazardous materials.  Each of the Obligors will comply in all material respects at all times with any and all applicable federal, state, and local laws, rules, orders, and regulations governing hazardous materials, hazardous wastes, or oil as defined in any local, state, or federal laws, rules, orders, and regulations and will otherwise comply in all material respects with all laws and regulations relating to pollution control in all jurisdictions in which it operates.

R.            Merger and consolidation.  Without Lender’s prior express written consent, none of the Obligors will consolidate with or merge with or into any other corporation or other entity, even if the Obligor would be the survivor.

S.             Performance of Other Contracts.  Each of the Obligors will perform and observe all of its material duties and obligations under its present and future material contracts and agreements with vendors, lenders, lessors, lessees, and other persons and organizations.

T.            Operating Account; autocharge.  Borrower will maintain all of its principal depository accounts and investment accounts with Lender.  One such account (“Operating Account”) shall be designated as the source of Borrower’s payments of the Facility Fee and its payments on Borrower’s notes.  Borrower may maintain accounts at other banks for payroll transactions and for the daily depositing of revenue, but the balance of any such deposit accounts shall be transferred daily to Lender.  Borrower shall ensure that the balance of immediately available funds in the Operating Account is sufficient to enable Lender to withdraw from the account when due every payment called for by this agreement, by the Consolidation  Note, and by the Project Notes.  Borrower irrevocably authorizes Lender to make such withdrawals without prior notice.

19.1.        Additional representatives, warranties, covenants, and agreements.

A.            Ownership of the Subsidiaries.  In entering into this agreement, Lender relies upon (1) Borrower’s absolute and unencumbered ownership and control of all beneficial interests in BRA Nominee Trust, (2) Borrower’s absolute and unencumbered ownership and control of all shares of stock in all of the corporate Subsidiaries except Fantail, and (3) Ocean’s absolute and unencumbered ownership and control of all shares of stock of Fantail.  The purpose of this Section 19.1A is to ensure that the foregoing ownership and control continue as long as any of the Obligations remain outstanding.

(1)           Representations and warranties.  Borrower warrants and represents to Lender (a) that the ownership of the Subsidiaries is accurately and completely set forth in Section 19.1A, (b) that all information set forth in Schedule 3 is true and complete, and (c) that no information omitted from Schedule 3 is reasonably necessary to make the included information not materially misleading.  Borrower further warrants and represents to Lender that its interests in the Subsidiaries (collectively “Interests”) are subject to no agreement, warrant, trust, encumbrance, lien, or other obligation of any kind whatsoever which could result in the voluntary or involuntary transfer to any person or entity of all or any portion of such Interests.

(2)           Covenants.  Borrower covenants and agrees with Lender to maintain exclusive and unencumbered ownership and control of the Interests.  Without limiting the generality of the preceding sentence, Borrower covenants and agrees with Lender as follows:

(a)                                  Not to sell, pledge, encumber, or otherwise transfer or agree to transfer in any manner whatsoever any of the Interests;

(b)                                 Not to cause or permit the issuance or sale of any additional capital stock of the corporate Subsidiaries; and

(c)                                  Not to take any actions contrary to the stated purposes of this Section 19.1A.  The corporate dissolutions referenced in Section 19A shall not be considered a violation of the foregoing provisions.

(3)           Involuntary transfers.  Borrower agrees with Lender that for the purposes of this Section 19.1A any involuntary transfer of any interest in any of the Interests shall constitute a breach of these covenants and agreements.

B.            Trademarks, franchises, and liquor licenses.  Borrower represents to Lender (1) that the list attached as Schedule 13 identifies all liquor licenses in which any of the Obligors has an interest, (2) that the list attached as Schedule 14 identifies all franchise agreements in which any of the Obligors acts as a franchisor, and (3) that the list attached as Schedule  15 identifies all trademarks and servicemarks in which any of the Obligors has an interest.

C.            Leases.  All of the Obligors’ retail locations operate in leased premises.   The continuation of such leases (“Restaurant Leases”) is vital to the Obligors’ success.  Accordingly,  Borrower shall ensure that none of the corporate Obligors materially defaults on any of the Restaurant Leases and that each such lease is renewed or extended before it expires.  The term “Restaurant Leases” includes all future leases as well as existing leases.

20.           Events of Default.  For purposes of this agreement an “Event of Default” shall be any of the following:

(a)           any violation, breach, non-compliance, or failure with respect to any duty, obligation, agreement, covenant, warranty, representation, or other undertaking of Borrower set forth in this agreement (collectively “Breach”),  unless either (i) the Breach is cured within an  expressly applicable cure period or grace period,  or (ii) if this agreement provides no expressly applicable cure  period or grace period, then  (A) the Breach is readily curable,  and (B) Borrower promptly commences  a cure, and (C)  Borrower completes the cure within the shortest reasonable period, which shall not exceed thirty days after the Breach  first arose or occurred;

(b)           any other event, circumstance, or occurrence that is specifically designated in this agreement as an Event of Default;

(c)           any event, circumstance, or occurrence that is defined as an “event of default” in any of the other Loan Documents or in any of the Related Documents, if the same has continued beyond the expiration of any expressly applicable cure period or grace period;

(d)           any event, circumstance, or occurrence that is defined as an “event of  default” in any legal document that sets forth, evidences, or secures (i) any other loan or credit facility made or extended to any of the Obligors by Lender after the date of this agreement, (ii) any loan or other credit facility extended to any of the Obligors by any person or entity other than Lender, including not only loans and credit facilities in existence on the date of this agreement but also loans and credit facilities extended in the future;

(e)           any material default not cured within any expressly applicable grace period or due period on any lease of equipment or real estate in which any of the Obligors is the lessee, whether such lease now exists or comes into existence in the future;

(f)            the termination or expiration, within any twelve months, of more than thirty-five percent of the Restaurant Leases that were in force at the beginning of the twelve-month period; or

(g)                                 any material adverse change in the financial condition of the Obligors as a whole.

21.           Certain waivers.  LENDER AND BORROWER HEREBY WAIVE AND RELEASE IRREVOCABLY THEIR RIGHTS (1) TO HAVE A TRIAL BY JURY IN ANY ACTION TO WHICH BOTH LENDER AND BORROWER ARE PARTIES, WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE, AND (2) TO ASSERT IN ANY SUCH ACTION ANY CLAIM FOR PUNITIVE DAMAGES, EXEMPLARY DAMAGES, CONSEQUENTIAL DAMAGES, AND ANY OTHER DAMAGES WHATSOEVER OTHER THAN ACTUAL DAMAGES.  In this section the terms “Lender” and “Borrower” include the parties’ stockholders, directors, trustees, beneficiaries, officers, employees, attorneys, and agents.  This section is intended by Lender and Borrower to apply with full force and effect to all of the Loan Documents as if it were set forth in full in each one of the Loan Documents.

22.           Indemnity.  Borrower shall indemnify Lender against, and hold Lender harmless from, any and all losses, damages (whether compensatory, punitive, or otherwise), liabilities, claims, causes of action (whether legal, equitable, or administrative), judgments, court costs, and other expenses (including reasonable professional fees and reasonable legal fees) which Lender suffers or incurs as a direct or indirect consequence of: (a) Lender’s performance of this agreement, any of the other Loan Documents, or any of the Related Documents, including without implied limitation Lender’s exercise or failure to exercise any rights, remedies, or powers; (b) Borrower’s failure to perform any of Borrowers’ obligations as and when required by this agreement, by any of the other Loan Documents, or by any of the Related Documents, including without implied limitation any failure at any time of any representation or warranty of Borrower to be true and correct and any failure by Borrower to satisfy any condition; (c) any claim or cause of action of any kind by any person or entity to the effect that Lender is in any way responsible or liable for any act or omission of Borrower or of any of the Subsidiaries, whether on account of any theory of derivative liability or otherwise; or (d) any claim or cause of action of any kind by any person or entity that would have the effect of denying Lender the full benefit or protection of any provision of the Loan Documents or the Related Documents.  Lender’s rights of indemnity shall not be directly or indirectly limited, prejudiced, impaired, or eliminated in any way by any finding or allegation that Lender’s conduct is active, passive, or subject to any other classification, or that Lender is directly or indirectly responsible under any theory of any kind, character, or nature for any act or omission by Borrower, by one of the Subsidiaries, or by any other person or entity except Lender.  Notwithstanding the foregoing provisions, Borrower shall not be obligated to indemnify Lender to the extent that the foregoing arises from Lender’s gross negligence or willful misconduct.  which Lender is determined by a court of competent jurisdiction to have committed.  Borrower shall pay any indebtedness arising under this Section 22 to Lender within ten days following  demand by Lender.  Borrower’s obligations under this Section 22 shall survive the expiration of the Revolver and the termination of this agreement.

23.           Miscellaneous.

A.            Costs.  Except to the extent expressly otherwise provided in this agreement, Borrowers shall reimburse Lender on demand for all costs and expenses, including without limitation Lender’s reasonable professional fees and reasonable legal fees, incurred by or on behalf of Lender in connection with (1) the closing of the transactions contemplated by this agreement, (2) the future amendment, restatement, or replacement, of this agreement or any of the other Loan Documents or Related Documents, (3) the negotiation or other resolution of any uncertainty, dispute, or controversy arising from or connected with the transactions contemplated by this agreement, and (4) the enforcement of any rights or remedies that are made available to Lender by law, by the specific terms of this agreement, by any of the other Loan Documents, or by any of the Related Documents.  The costs and expenses covered by this Section 23A shall include, without implied limitation, all costs and expenses incurred by Lender (including reasonable professional fees and reasonable legal fees) in connection with any bankruptcy case, bankruptcy proceeding, or other bankruptcy matter in which Borrower is a debtor, regardless of the capacity or capacities in which Lender is involved in any such bankruptcy.  Nothing in this Section 23A shall be construed to limit Lender’s rights or Borrower’s obligations under any other provision of this agreement.

B.            Termination. This agreement shall terminate when all of the Obligations have been paid and performed in full, but Sections 22 and 23A shall survive termination.  Neither the expiration of the term of the Revolver nor a termination of the Revolver shall terminate this agreement, except for those provisions that govern the making of new loans; this agreement shall remain in force as long as any of the Obligations remain outstanding.

C.            Modification. This agreement may be amended only in a writing that is signed by both parties to this agreement.

D.            Governing law; choice of forum.  This agreement has been negotiated and signed in the Commonwealth of Massachusetts, and all parties have relied upon the applicability of the laws of the Commonwealth of Massachusetts.  Accordingly, this agreement shall be interpreted and enforced in accordance with the internal laws of Massachusetts, disregarding any law or doctrine that would dictate application of the law of another state.  Borrower covenants and agrees (1) not to commence any action against Lender, or involving Lender, in any court that sits outside Massachusetts and (2) not to seek to transfer to any court that sits outside Massachusetts any action commenced by Lender in Massachusetts.

E.             Binding effect.  This agreement is binding upon the successors and assigns of both parties and it inures to the benefit of such successors and assigns.

F.             Severability.  Even if one or more provisions of this agreement are determined by a court   to be invalid or unenforceable, the remaining provisions of this agreement nevertheless shall continue in effect.

G.            Remedies cumulative.  All rights and remedies afforded Lender by this agreement are cumulative; none shall be construed to limit or impair any rights or remedies afforded Lender by the other Loan Documents, by the Related Documents, or by law.

H.            No waiver.  No failure to act, omission, or forbearance by Lender to exercise its rights or remedies under any or all of the Loan Documents or Related Documents shall constitute a waiver by Lender of such rights or remedies, regardless of how long such failure to act, omission, or forbearance continues, unless Lender expressly waives such right in writing.  No waiver by Lender in any in one instance shall constitute a waiver in any other instance unless Lender expressly so states in writing.

I.              No assignment.  None of Borrower’s rights under this agreement may be assigned, pledged, or otherwise transferred, nor may any of Borrower’s duties be delegated.

J.             No Third Parties Benefited.  This agreement is entered into for the sole protection and benefit of Lender and Borrower and their permitted successors and assigns.  No other person or entity shall have any right of action under this agreement.

K.            Notices.  Except as otherwise expressly provided herein, all notices given under this agreement shall be given in writing and shall be deemed given upon (1) actual delivery to the office of the addressee or (2) if mailed, upon the third business day  after deposit in United States Postal Service by certified mail, postage prepaid, addressed to the addresses of Borrower or Lender appearing below or to such other address as a party designates by written notice:

BORROWER:	LENDER:
999 Broadway	390 Main Street
Suite 400	Worcester, MA 01608
Saugus, MA 01906	Attn: Roger F. Allard,
Attn: President	Senior Vice President

Copies of all notices shall be sent to the addressee’s counsel as follows, but the failure to send such a notice shall not affect its validity.

Andrew P. Strehle, Esq.	Dale R. Harger, Esq.
Brown Rudnick	Mountain, Dearborn & Whiting LLP
Berlack Israels LLP	370 Main Street
1 Financial Center	Worcester, MA 01608
Boston, MA 02111

M.           Relationship of Parties.  The relationship of Borrower and Lender does not constitute a joint venture, partnership, or agency relationship, but is and shall at all times remain a relationship of borrower and lender, depositor and depositary bank, assignor and assignee, pledgor and pledgee, and debtor and secured party.

N.            Entire agreement.  This agreement, the other Loan Documents, and the Related Documents set forth the parties’ entire understanding, superseding all prior negotiations, promises, and agreements.

O.            Construction.  Because both parties have participated in the drafting of this agreement, the parties agree that any rule of construction to the effect that an agreement should be construed against the drafter shall be inapplicable.

Signed as a sealed instrument as of April 30, 2002.

Witnesses:	Parties:
Commerce Bank & Trust Company

By:
Roger F. Allard,
Senior Vice President

Boston Restaurant Associates, Inc.

By:
George R. Chapdelaine, President and Chief Executive Officer